Exhibit 10.4

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is entered into by and between NutraCea, a California corporation with principal offices at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253 (“NutraCea”) and Colin Garner (“Employee”), effective as of July 15, 2011 (the “Effective Date”).  NutraCea and Employee agree as follows:

1.	Background and Purpose.

1.1.           Employment Agreement. NutraCea and Employee are parties to that certain Employment Agreement dated September 1, 2010 (“Employment Agreement”).

1.2.          Amendment. NutraCea and Employee wish to modify certain of the provisions of the Employment Agreement to provide that Twenty Percent (20%) of Employee’s Base Salary for the last six months of 2011 be payable in the form of a stock options instead of in cash, all as set forth in this Amendment.

1.3            Capitalized Terms.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

1.4.           Effective Date. This Amendment shall become effective as of the Effective Date set forth above.

2.           Amendments.  The Employment Agreement is hereby amended to provide the following:

2.1           Payment of Base Salary.  With respect to the period beginning on July 1, 2011 and ending on December 31, 2011 (“Subject Period”), Employee’s Base Salary shall be payable as follows:

(a)           Cash Payment.  Eighty percent (80%) of Employee’s Base Salary shall be paid in cash, subject to normal payroll withholdings and NutraCea’s standard payroll practices; and

(b)           Stock Options.  In lieu of payment in cash, NutraCea shall pay twenty percent (20%) of Employee’s Base Salary for the Subject Period by granting to Employee on the Effective Date three non-statutory stock option (“Stock Options”) to purchase a total of 343,253 shares of NutraCea’s Common Stock pursuant to the terms of NutraCea’s 2010 Equity Incentive Plan (“2010 Plan”) and associated stock option agreements for the 2010 Plan (“Option Agreements”).  The first Stock Option shall be exercisable for 188,397 shares and have a term on one year, the second Stock Option shall be exercisable for 98,205 shares and have a term of two years and the third Stock Option shall be exercisable for 56,650 shares and have a term of three years.  Subject to the acceleration and termination provisions of the 2010 Plan and the Option Agreements, each Stock Option shall vest and become exercisable as to a number of shares equal to the Incremental Share Number for that Stock Option on each of the 15th day and last day of each month from July 2011 through December 2011, subject to Employee continuing to be an employee of NutraCea through each such date.  The per share exercise price of the Stock Options shall be the higher of (i) the fair market value of a share of NutraCea’s common stock on the Effective Date (as determined under the 2010 Plan) and (ii) $0.20.  For purposes of this Amendment, the “Incremental Share Number” for a Stock Option shall equal the total number of shares subject to such Stock Option divided by twelve (12).

2.2           Acceleration for Certain Events.  If during the Subject Period Employee’s employment is terminated by NutraCea without Cause, those shares subject to the Stock Options that would have vested in the ninety (90) days immediately following the date of termination (“90 Day Period”) if Employee’s employment was not terminated shall immediately vest and become exercisable, which accelerated vesting shall constitute, for purposes of Section 3.2.2 of the Employment Agreement, payment of twenty percent (20%) of Employee’s pay for that portion of the 90 Day Period occurring on or before December 31, 2011.

3.	Effect of Amendment.

3.1           Terms. On and after the date hereof, each reference in the Employment Agreement to "this Agreement," "herein," "hereof," "hereunder" or words of similar import shall mean and be a reference to the Employment Agreement as amended hereby.

3.2           Full Force and Effect. Except as specifically amended by this Amendment, the Employment Agreement shall remain in full force and effect and the Employment Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.  Upon the execution and delivery hereof, this Amendment and the Employment Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Employment Agreement.

3.3           Conflicting Terms.  In the event of any conflict or inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

4.	Miscellaneous.

4.1           Governing Law; Further Action; Counterparts. This Amendment shall, in all respects, be governed by and construed under the laws of the State of California applicable to agreements executed and to be wholly performed within California, without regard to conflict of law principles. The parties agree to take all action necessary or useful to complete and accomplish the intentions of this Amendment. This Amendment may be executed in any number of counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

4.2           Entire Agreement.  This Amendment, together with the Employment Agreement, constitutes the entire agreement between and among the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.

[Remainder of Page Left Blank Intentionally—Signature Page Follows]

NutraCea and Colin Garner have executed and delivered this First Amendment to Employment Agreement as of the Effective Date set forth above.

NUTRACEA

/s/ W. John Short
By: W. John Short
Title: Chief Executive Officer

EMPLOYEE

/s/ Colin Garner
Colin Garner

[Signature Page to First Amendment to Employment Agreement]